EXHIBIT 4.2

EXECUTION VERSION

LIMITED LIABILITY COMPANY AGREEMENT
OF
SUMMIT MIDSTREAM HOLDINGS, LLC

This Limited Liability Company Agreement (this “Agreement”) of Summit Midstream Holdings, LLC, a Delaware limited liability company (the “Company”), is entered into as of March 30, 2011 (the “Effective Date”), by and between the Company and Summit Midstream Partners, LLC, a Delaware limited liability company, as the sole member of the Company (the “Member”).

WHEREAS, the Company was formed as a limited liability company as of March 30, 2011 pursuant to the provisions of the Delaware Limited Liability Company Act (as amended from time to time, the “Act”).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Member, intending to be legally bound, hereby duly adopts this Agreement pursuant to and in accordance with the Act and hereby agrees as follows:

ARTICLE I
FORMATION OF LIMITED LIABILITY COMPANY

Section 1.                                           Formation of Limited Liability Company.  The Company has been formed as a limited liability company pursuant to the provisions of the Act and the rights and liabilities of the Member shall be as provided in the Act except as herein otherwise expressly provided.  The Member has caused to be filed a Certificate of Formation with the Secretary of State of the State of Delaware in accordance with the terms of the Act.

Section 2.                                           Limited Liability Company Name and Principal Office.  The name of the Company shall be “Summit Midstream Holdings, LLC”.  The Member shall have the power at any time to change the name of the Company.  The principal business office of the Company shall be in such place or places as may be designated from time to time by the Member.

Section 3.                                           Office of and Agent for Service of Process.  The registered office of the Company in Delaware shall be maintained at 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808.  The Company’s agent for service of process on the Company shall be the Corporation Service Company.  The Member may change, at any time and from time to time, the location of such registered office and/or such registered agent.

Section 4.                                           Term of Company.  The term of the Company commenced upon filing the Company’s Certificate of Formation with the Secretary of State of the State of Delaware and shall continue in existence in perpetuity unless its business and affairs are earlier wound up following dissolution at such time as this Agreement may specify.

Section 5.                                           Purpose of Company.  The Company shall be permitted to engage in any lawful act or activity for which limited liability companies may be organized under the Act.  The Company may engage in any and all activities necessary, desirable or incidental to the accomplishment of the foregoing.  In furtherance of its purpose, (a) the Company shall have and may exercise all of the powers now or hereafter conferred by Delaware law on limited liability companies formed under the Act, and (b) the Company shall have the power to do any and all acts necessary, appropriate, proper, advisable, incidental or convenient to or for the protection and benefit of the Company.  Notwithstanding anything herein to the contrary, nothing set forth herein shall be construed as authorizing the Company to possess any purpose or power, or to do any act or thing, forbidden by law to a limited liability company organized under the laws of the State of Delaware.

Section 6.                                           Initial Capital Contributions of the Member.  As of or prior to the date hereof, the Member has contributed to the capital of the Company the amounts set forth in Schedule I attached hereto.

Section 7.                                           Management of the Company.

(a)  Generally.  All decisions relating to the business, affairs and properties of the Company will be made by the Member, and all powers of the Company will at all times be exercised by, or under the authority of, the Member, except as expressly provided herein.

(b)  Managers.  The Member may, in its sole discretion, appoint such managers of the Company as the Member may deem necessary or advisable to manage the business affairs of the Company (the “Managers”).  Each such Manager will serve at the pleasure of the Member until such time as his successor is duly appointed and shall have been qualified or by his earlier resignation or removal.  To the extent delegated by the Member, the Managers will have the authority to act on behalf of, bind and execute and deliver documents in the name and on behalf of the Company.  No such delegation will cause the Member to cease to be a Member.

(c)  Officers.  The Member, or to the extent authorized by the Member, the Managers, may appoint officers of the Company to serve in capacities determined by the Member (the “Officers”).  The Officers may consist of a President and a Secretary, and such other Officers and assistant Officers as may be deemed necessary or desirable by the Member.  The general areas of responsibility and specific powers and duties of each Officer will be as determined by the Member from time to time.  Any number of offices may be held by the same person.  In its discretion, the Member may choose not to fill any office for any period as it may deem advisable.  Each Officer will serve at the pleasure of the Member until such time as his successor is duly appointed and shall have been qualified or by his earlier resignation or removal.  Any Officer or agent of the Company elected by the Managers may be removed at any time by the Member.  Any vacancy occurring with respect to any Officer because of death, resignation, removal, disqualification or otherwise, may be filled by the Member.  In the case of the absence or disability of any Officer and of any person hereby authorized to act in such Officer’s place during such Officer’s absence or disability, the Member may delegate the powers and duties of such Officer to any other Officer, or to any other person whom it may select.  The Officers, in the performance of their duties as such, shall owe to the Company duties of loyalty and due care of the type owed by the Officers of a corporation to such corporation and its stockholders under the laws of the State of Delaware.  To the extent delegated by the Member, or, if applicable, the Managers, the Officers will have the authority to operate and direct the day-to-day business and operations of the Company, including, without limitation, the authority to prepare, execute, deliver, acknowledge, attest, file and record, as applicable, any and all agreements, instruments, certificates and other documents on behalf of the Company.  As of the Effective Date of this Agreement, the Officers shall be as follows:

Name	Office

Steve Newby	President and Chief Executive Officer

Jay Nix	Secretary

Section 8.                                           Member Percentage.  The ownership interest of the Member in the Company (the “Member Interest”) is 100%.

Section 9.                                           Distributions.  Each distribution of cash or other property by the Company shall be made 100% to the Member.  Each item of income, gain, loss, deduction and credit of the Company shall be allocated 100% to the Member.  Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not be required to make a distribution to the Member on account of its interest in the Company if such distribution would violate the Act or other applicable law.

Section 10.                                    Dissolution and Winding Up.  The Company shall dissolve and its business and affairs shall be wound up (i) pursuant to a written instrument executed by the Member, (ii) if at any time there are no members of the Company, unless the Company is continued in accordance with the Act or (iii) when required by a decree of judicial dissolution entered under Section 18-802 of the Act.  In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the property of the Company in an orderly manner), and the property of the Company shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act.

Section 11.                                    Governing Law.  This Agreement, and all rights and remedies in connection therewith, will be governed by, and construed under, the laws of the State of Delaware, without regard to conflicts of law principles (whether of the State of Delaware or otherwise) that would result in the application of the laws of any other jurisdiction.

Section 12.                                    Severability of Provisions.  Each provision of this Agreement shall be considered separable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.

Section 13.                                    Exculpation and Indemnification.

(a)                                 Performance of Duties; No Liability of Members, Managers and Officers.  Neither the Member nor any Manager (in their capacities as such) shall have any duty to the Company or to the Member except as expressly set forth herein or in other written agreements.  None of the Member, the Manager or any former member or manager of the Company shall be liable to the Company or to the Member for any loss or damage sustained by the Company or to the Member, unless (i) the loss or damage shall have been the result of gross negligence, fraud or intentional misconduct by the Member, Manager or former member or manager in question (as determined by a final non appealable judgment entered by a court of competent jurisdiction).  In performing the Member’s or such Manager’s obligations under this Agreement, each such Member or Manager shall be entitled to rely in good faith on the provisions of this Agreement and on information, opinions, reports or statements (including financial statements and information, opinions, reports or statements as to the value or amount of the assets, liabilities, profits or losses of the Company or any facts pertinent to the existence and amount of assets from which distributions to the Member might properly be paid) of the following other Persons (as defined below) or groups:  one or more Officers or employees of the Company, any attorney, independent accountant, appraiser or other expert or professional employed or engaged by or on behalf of the Company; or any other Person who has been reasonably selected by or on behalf of the Company, in each case as to matters which such relying Person reasonably believes to be within such other Person’s competence.  The preceding sentence shall in no way limit any Person’s right to rely on information to the extent provided in Section 18-406 of the Act.  None of the Member, any Manager or any former member or manager of the Company shall be personally liable under any judgment of a court, or in any other manner, for any debt, obligation or liability of the Company, whether that liability or obligation arises in contract, tort or otherwise, solely by reason of being a Member, Manager or former member or manager of the Company or any combination of the foregoing.  Nothing in this Agreement shall limit or alter the liabilities and obligations of the Member, Managers or former members or managers under, or entitle the Member, any Manager or any former member or manager to indemnification hereunder from the Company with respect to any claims made under any other agreement between the Company and any Person, or when acting in any capacity for or on behalf of the Company other than as expressly described above.

(b)                                 Right to Indemnification.  Subject to the limitations and conditions as provided in this Section 13, each individual, corporation, partnership, limited liability company, trust, estate, unincorporated organization, association or other entity (each, a “Person”) who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or arbitrative or in the nature of an alternative dispute resolution in lieu of any of the foregoing (“Proceeding”), or any appeal in such a Proceeding or any inquiry or investigation that could lead to such a Proceeding, by reason of the fact that such Person, or a Person for which such Person is the legal representative, is or was the Member, a Manager or in each case, a Representative thereof, shall be indemnified by the Company to the fullest extent permitted by applicable law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment) against judgments, penalties (including, without limitation, excise and similar taxes and punitive damages), fines, settlements and reasonable expenses (including, without limitation, reasonable attorneys’ and experts’ fees) actually incurred by such Person in connection with such Proceeding, appeal, inquiry or investigation (“Loss”), unless such Loss shall have been the result of gross negligence, fraud or intentional misconduct by such Person (as determined by a final non-appealable judgment entered by a court of competent jurisdiction), or, in the case of any former member or former manager, such Loss arises in connection with any action, suit or Proceeding brought by a former member against another former member.  Indemnification under this Section 13 shall continue as to a Person who has ceased to serve in the capacity which initially entitled such Person to indemnity hereunder.  The rights granted pursuant to this Section 13 shall be deemed contract rights, and no amendment, modification or repeal of this Section 13 shall have the effect of limiting or denying any such rights with respect to actions taken or Proceedings, appeals, inquiries or investigations arising prior to any amendment, modification or repeal.  Notwithstanding anything in this Section 13(b) to the contrary, the indemnification provided by this Section 13(b) shall only apply to Proceedings brought by third-party claimants against a Person entitled to indemnification hereunder and not Proceedings brought by the Company against such Person.  The foregoing indemnification is for the benefit of the Persons identified above acting in the capacities described above and not in any other capacity.

(c)                                  Advance Payment.  The right to indemnification conferred in this Section 13 shall include the right to be paid or reimbursed by the Company for the reasonable expenses incurred by a Person entitled to be indemnified under Section 13(b) who was, or is threatened to be made, a named defendant or respondent in a Proceeding in advance of the final disposition of the Proceeding and without any determination as to the Person’s ultimate entitlement to indemnification; provided, however, that the payment of such expenses incurred by any such Person in advance of the final disposition of a Proceeding shall be made only upon delivery to the Company of a written affirmation by such Person of his, her or its good faith belief that he has met the standard of conduct necessary for indemnification under Section 13 and a written undertaking, by or on behalf of such Person, to repay all amounts so advanced if it shall ultimately be determined that such indemnified Person is not entitled to be indemnified under this Section 13 or otherwise.

(d)                                 Indemnification of Officers, Employees and Agents.  The Company, at the direction of the Member, may indemnify and advance expenses to any Officer, employee or agent of the Company to the same extent and subject to the same conditions under which it may indemnify and advance expenses under Sections 13(b) and 13(c).

(e)                                  Appearance as a Witness.  Notwithstanding any other provision of this Section 13, the Company may, at the direction of the Member, pay or reimburse reasonable out-of-pocket expenses incurred by the Member or by any Manager, former member, former manager, Officer, employee or agent in connection with his, her or its appearance as a witness or other participation in a Proceeding at a time when he, she or it is not a named defendant or respondent in the Proceeding.

(f)                                   Nonexclusivity of Rights.  The right to indemnification and the advancement and payment of expenses conferred in this Section 13 shall not be exclusive of any other right that a Member, Manager, former member or manager or other Person indemnified pursuant to this Section 13 may have or hereafter acquire under any law (common or statutory) or provision of this Agreement or otherwise.

(g)                                  Insurance.  The Member or Managers may obtain and maintain, at the Company’s expense, insurance to protect the Member, Managers, Officers, employees and agents of the Company from any expense, liability or loss arising out of or in connection with such Person’s status and actions as a Member, former member, Manager, former manager, Officer, employee or agent of the Company.  In addition, the Member may cause the Company to purchase and maintain insurance, at the Company’s expense, to protect the Company, the Member and any former member, former manger, Manager, Officer or agent of the Company who is or was serving at the request of the Company as a manager, director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of a foreign or domestic limited liability company, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such Person against such expense, liability or loss under this Section 13.

(h)                                 Negligence, etc.  It is expressly acknowledged that the indemnification provided in this Section 13 could involve indemnification for negligence or under theories of strict liability.

(i)                                     Certain Terms.  For purposes of this Section 13:

(i)                                     “Representative” means, with respect to any Person, such Person’s Affiliates, directors, officers, employees, agents, consultants, advisors or other representatives, including legal counsel, accountants and financial advisors.  “Representative” also includes the Representatives of such Person’s Affiliates; and

(ii)                                  “Affiliate” means any Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the Person in question, with “control” (and the correlative terms, “controls” and “controlled”) meaning the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

Section 13.                                    Amendments.  This Agreement may be amended or modified from time to time only by a written instrument executed by the Member.  Any repeal or modification of Section 13 by the Member shall not adversely affect any rights of any Member, Manager or Officer pursuant to such Section 13, including the right to indemnification and to the advancement of expenses of a Member, Manager or Officer existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification

Section 14.                                    Counterparts.  This Agreement may be executed in any number of counterparts, any of which may be delivered via facsimile or PDF, each of which will be deemed to be an original and all of which will constitute one agreement, binding on all parties hereto.

[Signatures Follow]

IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement as of the date first above written.

MEMBER:

SUMMIT MIDSTREAM PARTNERS, LLC

By:	/s/ Steve Newby
	Name:	Steve Newby
	Title:	President and Chief Executive Officer

[Signature Page to the Limited Liability Company Agreement]